Exhibit 99.3

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer to Exchange

Each Outstanding Share of Common Stock

(including the Associated Rights to Purchase Preferred Stock)

of

HP Inc.

for

$18.40 in cash and

0.149 Shares of Common Stock of Xerox Holdings Corporation,

subject to the election and proration procedures described in the offer to exchange and the related letter of election and transmittal,

by

XHC Acquisition Corp.,

a wholly owned subsidiary

of

Xerox Holdings Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 21, 2020, UNLESS THE OFFER IS EXTENDED.

March 2, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

XHC Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Xerox Holdings Corporation (“Xerox”), have appointed Citigroup Global Markets Inc. to act as Dealer Manager in connection with Purchaser’s offer, upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange and related Letter of Election and Transmittal (together, the “Offer”), to exchange for each issued and outstanding share of common stock of HP, Inc., at the election of the holder:

•	$18.40 in cash and 0.149 common stock of Xerox;

•	the Cash Election Consideration specified on the cover page of the Offer to Exchange; or

•	the Stock Election Consideration specified on the cover page of the Offer to Exchange,

subject in each case to the election and proration procedures described in the Offer to Exchange and the related Letter of Election and Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 21, 2020, UNLESS THE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whose accounts you hold shares of HP common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;

2.	The related Letter of Election and Transmittal for your use in accepting the Offer and tendering shares of HP common stock and for the information of your clients;

3.

A notice of guaranteed delivery to be used to accept the Offer if the certificates evidencing shares of HP common stock and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company, N.A. (which is acting as exchange agent) by the expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

4.

A printed form of letter which may be sent to your clients for whose accounts you hold shares of HP common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to the exchange agent, for your use only.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, us as Dealer Manager or the information agents at the respective addresses and telephone numbers set forth on the back cover of the Offer to Exchange.

Very truly yours,

Citigroup Global Markets Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF XEROX, PURCHASER, THE DEALER MANAGER, D.F. KING & CO., INC. AND HARKINS KOVLER, LLC AS THE INFORMATION AGENTS OR THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.